EXHIBIT 4.35
                                                                        HR-EC-02

                        [INPHINITY INTERACTIVE INC. LOGO]

                        INDEPENDENT CONTRACTOR AGREEMENT


BETWEEN:

                           INPHINITY INTERACTIVE INC.

                                                                 (the "Company")

AND:

                                MARK HETHERINGTON
                                 EVALU8 PTY LTD
                        Of the City of Sydney, Australia

                                                              (the "Contractor")


WHEREAS the Company is a corporation registered under the laws of the Province British Columbia with its offices in Vancouver, British Columbia

WHEREAS the Contractor is an independent contractor; and

WHEREAS the Company has decided to contract out certain services (the "Services") and the Contractor has agreed to provide those Services;

Therefore, in consideration of the mutual covenants and payments set out herein, the Company and the Contractor agree as follows:

1.   TERM

1.01 The term of this Agreement shall be for twelve months commencing February 1, 2004 and terminating January 31, 2005 subject to earlier termination by either party as set out herein. 1.02 The Contractor will work at least 38 days in Vancouver in every three months and will ensure at least 5 days of every month will be spent in Vancouver.

2.   COMPENSATION

2.01 It is mutually understood and agreed that this Agreement shall apply to the provision of the Services to the Company by the Contractor, as follows:

     (a) Beginning February 1, 2004 the Contractor shall provide the Company with the services as a Acting Chief Technology Officer at a rate of US$16,666 per month

     (b) The Contractor will also be entitled to an expense allowance of US$5,416.66 per month. The Contractor will not need to submit receipts for these expenses. For the avoidance of doubt, the expense allowance is to cover all expenses including but not limited to, airfares, accommodation, meals, taxis, and vehicle rental.

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2.02 The Board shall grant stock options pursuant to purchase 200,000 ordinary shares of World Gaming in accordance with the 2001 Share Option Plan if the contractor meets the following objectives:

     (a) 100,000 options will be earned on a monthly pro-rata basis for the period of time that this agreement remains in effect over 12 months. For example if the agreement is terminated within the 9th month of the 12 months then the Contractor has earned 75,000 options.

     (b) 25,000 Options will be earned once a full-time Chief Technology Officer is hired. The candidate must remain with the company for longer then 6 months. Accordingly this objective will not be met if the Chief Technology Officer's contract is terminated for any reason within that 6 month period.

     (c) 25,000 Options will be earned if the Poker product is ready for User Acceptance and enable the customer to accept poker bets by the end April.

     (d) 25,000 Options will be earned if the Horsebook product is ready for User Acceptance by 5 July and able to book bets using the black box.

     (e) 25,000 Options will be earned if I-track and Iterate is implemented before December 31st 2004

     All earned options shall be fully vested on January 15th 2006. The strike price of the options is set at the closing price of the shares on the 15th January 2004 (US$0.40).

     If the agreement is terminated, all earned options will vest on January 15 2006 and expire on January 15 2007. In the event this agreement is terminated after January 15 2005 all earned options will expire 12 months after termination.

     The Consultant is fully aware and understands that the Company has the right to terminate the agreement at any time in accordance with paragraph 4 and that such termination will result in the termination of the above options that are not earned at the date of termination except options pursuant to 2.02 a) above. In addition upon termination of the agreement, the options pursuant to 2.02 b) shall be earned only if the CTO has been employed prior to the termination date and is employed by the Company for longer than 6 months.

3.   CONTRACTOR'S COVENANTS

3.01 The Contractor shall provide the Services required under this Agreement as an independent contractor and shall not be deemed to be an employee of the Company for any purpose. The Contractor shall have no authority to make representations or warranties or contracts on behalf of the Company or to incur any obligations on the part of the Company. The Contractor shall assume all costs, risks and obligations associated with the provision of the Services under this Agreement and shall indemnify and save harmless the Company from all claims, costs, damages, and expenses arising from any act or omission on the part of the Contractor. In providing the Services as an independent contractor pursuant to the terms of this Agreement, the Contractor shall have full discretion as to the manner of providing the Services and shall render such Services in accordance with the highest professional standards.

3.02 The Contractor shall maintain records, as required and specified by the Company, including, without limitation, invoices and records of Services provided, such invoices and records to be submitted by the Contractor to the Company upon the Company's reasonable request. The Contractor further agrees that all such records and reports shall be and remain the property of the Company.

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3.03 The Contractor shall be responsible for all expenses incurred by the
     Contractor, related directly or indirectly to the performance of Services pursuant to this Agreement.

3.04 The Contractor represents and warrants that he is an independent contractor and not an employee of the Company. The Contractor acknowledges and agrees that in entering into this Agreement, the Company is relying upon the truth and accuracy of those representations and warranties.

3.05 The Contractor shall be responsible for maintaining any necessary registrations and submitting any required payments in respect of all applicable statutory authorities, including without limitation, employment insurance, workers' compensation, Canada Pension Plan, and Provincial and Federal taxes, including G.S.T. Further, the Contractor shall indemnify and save harmless the Company in the event that any taxes, penalties, interest, employment insurance, workers' compensation, or Canada Pension Plan contributions are payable or repayable by the Company as a result of the Contractor being found to be an employee of the Company, or in the event that any monies are found to be payable to the Contractor as a result of the Contractor being found to be an employee of the Company, or as a result of a breach of the warranties and representations set out in this Agreement.

3.06 The Company shall at all times be permitted to observe or inspect the Services being performed by the Contractor to determine whether the Services are being performed in accordance with the terms of this Agreement.

4.   TERMINATION

4.01 This Agreement may be terminated by the Contractor or the Company, without any reason, at any time, upon ninety (90) days notice. Accordingly the termination date is the ninetieth day from the date of notice and the Contractor will continue to provide services to such termination date. Upon termination of this Agreement by either party, the Company shall pay the Contractor for services rendered up to the date of termination and will have no further obligations to the Contractor.

4.02 This Agreement may be terminated by the Company immediately without 90 days notice if for any reason the Contractor is unable to fulfill the commitment under 1.02 including but not limited to any restriction imposed by any Government authority (e.g. Visa or work permit).

5.   NON-COMPETITION AND CONFIDENTIALITY

5.A  DEFINITIONS.

     In this Agreement, the following words and phrases shall have the following meanings:

     (a) "Affiliates" shall have the meaning ascribed thereto in the British Columbia COMPANY ACT;

     (b) "Business and Development Processes" means the Company's operational policies and procedures;

     (c) "Business Opportunities" includes potential business ventures of all kinds, including acquisitions, sales business arrangements, joint ventures, and other transactions which have been disclosed to, investigated, studied or considered by the Company or by others on behalf of the Company;

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     (d)  "Company Standards" means software code and design standards including the quality assurance and testing standards;

     (e) "Confidential Information" means any oral or written information, presently or hereafter existing, relating to the business and management of the Company or its Affiliates including, but is not limited to;

          (i) Business Opportunities, Customer Information, Financial Information, Marketing Information, Research and Development, information relating to any proprietary or trade-secret technology, knowledge, know-how, Works, Industrial Designs, Inventions, Company Standards, Business & Development Processes, Software, trade-mark or trade name used, owned or licensed by the Company;

          (ii) any record, report, document, policy, practice, agreement, account, ledger or other data or information relating to the business operations of the Company, including, but not limited to records of those items listed in subparagraph (i) above, to which access is granted to or obtained by the Contractor, but does not include any of the foregoing which is or becomes publicly known or available through no breach of the terms of this Agreement by the Contractor;

     (f) "Customer Information" means any information pertaining to the Company's customers or Potential Customers, including customer names, business descriptions, markets, addresses and financial information and the names and any information pertaining to employees of customers with whom the Company is in contact in its business, including but not limited to information relating to the Company's contracts with its customers, including details as to products, pricing and distribution;

     (g) "Financial Information" means any information relating to the business operations of the Company and includes any information pertaining to the Company's costs, sales, income, profit, profitability, pricing, salaries and wages;

     (h) "Industrial Design" means any shape, pattern, configuration, or ornamentation, computer graphics or animation and any combination of such features that, in a finished article, appeal to and are judged solely by the eye;

     (i) "Inventions" means any new and useful art, design, process, machine, method, manufacture or composition of matter, or any new and useful improvement in any art, process, machine, method, manufacture or composition of matter, including, but not limited to, schemes, plans, business methods, programs, codes, methods, processes, techniques, templates, database structures, programming tools, Company Standards, prototypes, products, samples, equipment and any presentations of same;

     (j) "Marketing Information" means information including but not limited to the Company's marketing programs, plans, strategies and proposed future products, services, advertising and promotions;

     (k) "Potential Customers" means includes individuals, partnerships, corporations, charitable organizations or governmental customers that the Company has identified or targeted as being a potential customer whether or not they have been approached by the Company;

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     (l)  "Public Knowledge" means information that is generally known in the trade or business in which the Company is engaged, or is otherwise easily accessible through lawful, non-confidential sources;

     (m) "Research and Development" means information pertaining to any research, development, investigation, study, analysis, experiment or test carried on or proposed to be carried on by the Company;

     (n) "Software" means requirements, system architecture, models, algorithms, data structures, data code, and other information used by a computer to process information, in both source code and object code forms, and shall include, without limitations, the final version and all preliminary versions of the Software and all routines and subroutines, as well as all program material, flowcharts, models, notes, outlines, work papers, description and other documents created or developed in connection therewith, the resulting screen formats and other visual effects of the Software, and any formulae, processes, ideas, whether or not protected by copyright;

     (o) "Works" means an original literary, dramatic, musical or artistic work, including, but not limited to, designs, creations, programs, software codes, images, animations, drawings, sketches, plans, compilations of information, analyses, data, formula, records of Business Opportunities, records of Customer Information, records of Marketing Information, records of Research and Development, and records of Financial Information, and all parts, elements, and combinations thereof;

5.B  NON-COMPETITION

5B.01 NON-SOLICITATION OF CUSTOMERS. The Contractor shall not, without the prior written consent of the Company, at any time during the Contractor's relationship with the Company, or for one (1) year from the date of termination thereof, either individually or in partnership with, or jointly or in conjunction with, or for the benefit of any person, solicit, endeavor to solicit, canvass or deal with any person who was or is a customer of the Company or its Affiliates, for the purpose of selling or supplying services to that person or any products or services which are competitive with the products or services sold or supplied by the Company or its Affiliates.

5B.02 NON-SOLICITATION OF THE EMPLOYEES. The Contractor agrees that during the Contractor's relationship with the Company, and for one (1) year from the date of termination thereof, the Contractor shall not, without the prior written consent of the Company or Affiliates, induce or attempt to influence, directly or indirectly, an employee of the Company to leave the employ of the Company.

5B.03 NON-COMPETITION. The Contractor shall not, without the prior written consent of the Company, at any time during the Contractor's relationship with the Company, or for one (1) year from the date of termination thereof, either individually or in partnership or jointly or in conjunction with any person as principal, agent, consultant employee, shareholder or in any other manner concerned whatsoever, carry on or be engaged in or be concerned with or interested in or advise or provide any consulting services for any person or entity that produces, markets, sells or otherwise deals in products or services competitive with the products or services produced, marketed, sold or otherwise dealt in by the Company or its Affiliates, or with those products or services that the Contractor knew, or ought to have known, that the Company or its Affiliates contemplated producing, marketing, licensing or selling during the term of this Agreement. Notwithstanding the above, during the term of this Agreement, the Contractor may also be involved in other business ventures provided they are not in direct or indirect competition with the business of the Company.

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5B.04     REASONABLENESS. The Contractor confirms that the obligations set out in the non-competition and non-solicitation provisions above are fair and reasonable and that, given the Contractor' general knowledge of the information technology industry, and the Contractor's recognition and acknowledgment that the services offered by the Company and its Affiliates are specialized services within the industry, these obligations will not preclude the Contractor from becoming gainfully directly employed or from otherwise working elsewhere in the information technology industry following the termination of this Agreement.

5.C  CONFIDENTIALITY

5C.01     ACKNOWLEDGEMENTS. The Contractor acknowledges that:

          (a) during the term of the Agreement the Contractor has been and will be exposed to, or otherwise become aware of Confidential Information;

          (b) the Confidential Information is a valuable asset which is the property of the Company exclusively, the unauthorized use or disclosure of which would cause very serious harm to the economic interest of the Company; and

          (c) it is important in the interests of the Company that the Confidential Information remain the exclusive property of the Company and that it not be used or disclosed except in accordance with the knowledge and consent of the Company and in the Company's best interests.

5C.02 CONFIDENTIAL INFORMATION. The Contractor agrees that at all times during the term of this Agreement and at all times following termination of this Agreement;

          (a) the Contractor shall hold in confidence and keep confidential all Confidential Information;

          (b) the Contractor shall not directly or indirectly use any Confidential Information except in the course of performing duties as an Executive of the Company with the knowledge and consent of the Company in the Company's interests.

5C.03 CONFIDENTIAL INFORMATION OF OTHERS. The Contractor agrees that at all times during the term of this Agreement the Contractor shall hold in confidence and keep confidential all Confidential Information, proprietary technologies and trade secrets of any other entity to whom the Contractor owes an obligation of confidence.

5C.04 DISCLOSURE OF CONFIDENTIAL INFORMATION. Nothing in this Agreement shall prevent the Contractor following termination or expiration of this Agreement from making use of or disclosing any Confidential Information which is or becomes a matter of Public Knowledge in a manner which is not itself a violation of this Agreement.

5.D  RETURN OF MATERIALS UPON TERMINATION

5D.01 Upon termination or expiration of this Agreement, the Contractor shall promptly deliver to the Company all Works, Inventions, Industrial Designs, Software, Research and Development and records of Confidential Information, and copies made thereof, including without limitation any and all documents, manuals, lists, data, records, computer programs, codes, materials, prototypes, products, samples, analyses, reports, models, designs, equipment, tools and devices relating or pertaining to the Company's business, including any copies, representations or reproductions of the same.

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5.E  OWNERSHIP OF WORKS, SOFTWARE AND INVENTIONS

5E.01 With respect to all Works or Software created, or made, or Inventions conceived of, by the Contractor in the course of and arising from the Contractor's relationship with the Company, whether at the Company's place of business or otherwise, the parties agree that the Company is the sole owner of the rights therein and thereto, in perpetuity, throughout the world and in any and all media and formats, whether known or unknown or hereafter devised, and the Contractor shall have no right, title or interest therein or thereto.

5E.02 At the request of the Contractor, the Company may expressly agree in writing to waive section 5E.01 with respect to a particular Works, Software or Invention disclosed by the Contractor to the Company and to permit the Work, Software or Invention to become the exclusive property of the Contractor.

5.F  ASSIGNMENT AND TRANSFER OF RIGHTS

5F.01 The Contractor hereby assigns and transfers to the Company any and all other rights, title and interest that the Contractor may have in and to the Works, Software, Inventions, Industrial Designs and in any patent, trade-mark and any other similar right pertaining to the Works or Inventions which the Contractor may have by virtue of having created, made, conceived or contributed to any such Works, Software or Inventions, either solely or with others, in whole or in part, in the course of and arising from the Contractor's relationship with the Company. The Contractor further agrees to maintain at all times adequate and current records relating to the creation and development of the Work and Inventions, which records shall be and shall remain the property of the Company.

5.G  REGISTRATION OF INTELLECTUAL PROPERTY RIGHTS

5G.01 The Company alone shall have the right to apply for, prosecute and obtain patents, copyright, industrial design and trade-mark registrations and any other registrations or grants of rights analogous thereto in any and all countries throughout the world in respect of Works or Software made or created or Inventions conceived of, by the Contractor in the course of and arising from the Contractor's relationship with the Company, and the Contractor agrees to execute on demand, whether during or subsequent to Contractor's employment, any applications, transfers, assignments and other documents as the Company may consider necessary or desirable from time to time for the purpose of obtaining, maintaining, or vesting in or assigning to the Company absolute title to any such patents, copyright, industrial design or trademark registrations and the Works, Software or Inventions, or for the purpose of applying for, prosecuting, obtaining or protecting any such patents, copyright, industrial design or trademark registrations in any and all countries of the world; and the Contractor further agrees to cooperate and assist in every way possible in the prosecution and protection of any such applications and the rights assigned or transferred to the Company hereunder.

5.H  WAIVER OF MORAL RIGHTS

5H.01 The Contractor hereby irrevocably and expressly waives as against any person any and all moral rights he may have in relation to any Works,

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          Software and Inventions or other subject matter created in the course of and arising from the Contractor's relationship with the Company, including, without limitation, the right to attribution of authorship, the right to restrain or claim damages for any distortion, mutilation, modification or enhancement of any Work, Software and Inventions and the right to remain, use or reproduce any Work, Software and Inventions in any context and in connection with a product, service, cause or institution, and the Contractor agrees that the Company may use or alter any such Work, Software and Inventions as the Company sees fit in its absolute discretion.

6.   GENERAL

6.01 BINDING. This Agreement shall be binding on the Contractor and the Company during the term of this Agreement and shall survive the termination or expiration of the Agreement.

6.02 ACKNOWLEDGMENTS. The Contractor acknowledges that:

     (a) the Contractor has had sufficient time to review this Agreement thoroughly;

     (b) the Contractor understands the terms of this Agreement and the Contractor's obligations hereunder; and

     (c) the Contractor has been given an opportunity to obtain independent advice concerning the interpretation and effect of this Agreement.

6.03 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes all prior communications, representations, understandings and agreements whether verbal or written between the parties with respect to the subject-matter hereof. The parties agree that no prior or subsequent communications, representations, understandings, agreements or representations will affect this written Agreement unless the same are reduced to writing and signed by both the Contractor and the Company.

6.04 SEVERABILITY. If any provision of this Agreement is determined at any time by a court, arbitrator or tribunal, of competent jurisdiction to be invalid, illegal or unenforceable, such provision or part thereof shall be severable from this Agreement and the remainder of this Agreement will be construed as if such invalid, illegal or unenforceable provision or part thereof had been deleted herefrom.

6.05 GOVERNING LAW. This Agreement and all matters arising hereunder shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

6.06 NOTICE. Any notice required or permitted to be made or given under the Agreement to either party shall be in writing and shall be sufficiently given if delivered personally, or if sent by prepaid registered mail to the intended recipient of such notice at:

     (a)  in the case of Inphinity Interactive Inc. to:

               1401 West 8th, 4th Floor
               Vancouver, British Columbia  V6H 1C9

               Attention:  Human Resources

     (b)  in the case of the Contractor to:

               Attention:  Mark Hetherington, (mlh@evalu8.com.au)

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     Or at such other address the party to whom such writing is to be given shall provide in writing to the party giving the said notice. Any notice delivered to the party to whom it is addressed shall be deemed to have been given and received on the day it is so delivered or, if such day is not a business day, then on the next business day following any such day.

6.06 WAIVER. No provision of this Agreement will be considered waived by a course of conduct unless such waiver is in writing, signed by the Company and the Contractor, and states specifically that it was intended to modify this Agreement


IN WITNESS WHEREOF the parties hereto have duly executed this Agreement on the date above written.



___________________________________         ___________________________________
Contractor:       Mark Hetherington         Witness:
                  EVALU8 PTY LTD



INPHINITY INTERACTIVE INC.




___________________________________
Daniel Moran, CEO


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